UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 18, 2008

Allied World Assurance Company Holdings, Ltd
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-32938	98-0481737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27 Richmond Road, Pembroke, Bermuda,		HM 08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	441-278-5400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 18, 2008, Allied World Assurance Company Holdings, Ltd (the "Company") sent a notice of borrowing to draw $250 million in principal amount under its existing $400 million unsecured senior revolving credit facility (the "Revolving Credit Facility") contemplated by the Credit Agreement, dated as of November 27, 2007, by and among the Company, Allied World Assurance Company, Ltd, the lenders a party thereto, Wachovia Bank, National Association, as administrative agent, and Bank of America, N.A., as syndication agent (the "Credit Agreement").

This borrowing under the Revolving Credit Facility bears interest per annum at a variable rate equal to three month LIBOR plus a margin of 40 basis points. Borrowings under the Revolving Credit Facility are pre-payable at any time prior to maturity without penalty, other than customary breakage costs for LIBOR-based loans.

The Company is borrowing under the Revolving Credit Facility to increase its cash position to preserve its financial flexibility in light of the current uncertainty in the credit markets. The remaining undrawn committed amount of the Revolving Credit Facility after giving effect to the borrowing described above is $150 million.

A description of the Credit Agreement is contained in the Company’s Current Report on Form 8-K, as filed with the Securities Exchange Commission on December 3, 2007. The Revolving Credit Facility and a $400 million secured facility for the issuance of standby letters of credit (the "Secured Facility") comprise the lending arrangement with the lenders set forth above. The outstanding balance of the $400 million Secured Facility is approximately $179 million in outstanding letters of credit. The remaining undrawn committed amount of the Secured Facility is approximately $221 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied World Assurance Company Holdings, Ltd

November 19, 2008	By:	Wesley D. Dupont

Name: Wesley D. Dupont
Title: Senior Vice President and General Counsel